UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
SCHEDULE 14D-9
(RULE 14d-101)
SOLICITATION/RECOMMENDATION STATEMENT UNDER
SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

INVIVO CORPORATION

(Name of Subject Company)

INVIVO CORPORATION

(Name of Person(s) Filing Statement)
Common Stock, Par Value $0.01 Per Share
(Title of Class of Securities)
461858102
(CUSIP Number of Class of Securities)
James B. Hawkins
Chief Executive Officer
4900 Hopyard Road, Suite 210
Pleasanton, CA 94588
(925) 468-7600
(Name, Address and Telephone Number of Person Authorized to Receive Notice and
Communications on Behalf of the Person(s) Filing Statement)

With copies to:

Daniel J. Winnike, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
(650) 988-8500

☒ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

EXHIBIT INDEX

Exhibit No.	Description

(a)(1)	Press Release, dated December 18, 2003 (Incorporated by reference to the Current Report on Form 8-K filed by the Company on December 18, 2003)